NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES AGREEMENT FOR LAND SALE

NEW YORK, NEW YORK (December 28, 2016) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) today announced that it entered into a real estate sales contract (the “Sales Contract”) for the sale of approximately 67 acres of undeveloped land for approximately $10.25 million in cash, before transaction costs.  The land to be sold is in Bloomfield, Connecticut and is located in Phoenix Crossing, an approximately 268 acre business park master planned by Griffin that straddles the town line between Windsor and Bloomfield, Connecticut.  Completion of this transaction is contingent on a number of factors, including the buyer obtaining all necessary final permits from governmental authorities for its development plans for the site it would acquire and the buyer receiving municipal and state economic development incentives it deems adequate. Under the current terms, Griffin expects to record a material pretax gain on this transaction. There is no guarantee that this transaction will be completed under the current terms, or at all.

Forward-Looking Statements:

 This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the completion and expected pretax gain on the sale of approximately 67 acres of undeveloped land in Bloomfield, Connecticut. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements.  Other important factors that could affect the outcome of the events set forth in these statements are described in Griffin's Securities and Exchange Commission filings, including the "Business," "Risk Factors" and "Forward-Looking Information" sections in Griffin's Annual Report on Form 10-K for the fiscal year ended November 30, 2015. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.